UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2026

APTEVO THERAPEUTICS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37746	81-1567056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 4th Avenue Suite 1050
Seattle, Washington		98121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 838-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	APVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2026, Marvin L. White notified Aptevo Therapeutics Inc. (the “Company”) of his intent to retire as the Company’s President and Chief Executive Officer, effective as of April 1, 2026 (the “Transition Date”). Mr. White’s intention to resign was not because of any disagreement with management or the Board of Directors of the Company (the “Board”) on any matter relating to the Company’s operations, policies or practices. On February 3, 2026, the Company announced that effective as of the Transition Date, Mr. White will transition to the role of Executive Chair of the Board, and Jeff Lamothe, the Company’s current Chief Operating Officer, will assume the role of President and Chief Executive Officer of the Company. In addition, the Board has appointed Mr. Lamothe to serve as a Class III director of the Company to hold office until the 2028 annual meeting of stockholders of the Company and a member of the Executive Committee of the Board effective as of the Transition Date. Accordingly, the size of the Board will be increased from six directors to seven directors effective as of the Transition Date. In his capacity as President and Chief Executive Officer, Mr. Lamothe will serve as the Company’s principal executive officer. As Executive Chair, Mr. White will work closely with Mr. Lamothe and the executive team to provide mentorship and continuity and support the Company’s long-term growth. John E. Niederhuber, M.D., currently serving on the Board and as Chairman of the Board, will serve as Lead Independent Director effective as of the Transition Date.

Mr. Lamothe, age 60, has served as the Company’s Executive Vice President and Chief Operating Officer since March 2023, previously Executive Vice President and Chief Financial Officer since February 2022 and Senior Vice President and Chief Financial Officer since July 2016. Mr. Lamothe previously served as Emergent’s Vice President Finance, Biosciences Division. Mr. Lamothe assumed this role in February 2014 when Emergent concluded the acquisition of Cangene Corporation (“Cangene”), where he was Chief Financial Officer. Mr. Lamothe assumed the role of Chief Financial Officer of Cangene in August 2012. Prior to that, Mr. Lamothe was the Chief Financial Officer for Smith Carter Architects and Engineers Incorporated, a position which he held from January 2010 until July 2012. He also previously served as President and Chief Executive Officer of Kitchen Craft Cabinetry after occupying the position of VP Finance and Chief Financial Officer with that organization. Mr. Lamothe’s other past experience includes serving as Chief Financial Officer for Motor Coach Industries, and Mr. Lamothe has held various roles at James Richardson & Sons, Limited and Ernst & Young LLP. Mr. Lamothe earned his Bachelor of Commerce (honors) degree from the University of Manitoba and is a Chartered Public Accountant.

There are no arrangements or understandings between Mr. Lamothe and any other persons pursuant to which he will be appointed to serve as the Company’s President and Chief Executive Officer or a director of the Company. Mr. Lamothe has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, and Mr. Lamothe has no family relationships with any director or executive officer of the Company.

Effective as of the Transition Date, Mr. Lamothe will receive an annual base salary of $650,000 and is eligible for an annual bonus target equivalent to 60% of his base salary for his personal performance and the achievement of certain key Company objectives established by the Board. In addition, in connection with Mr. Lamothe’s appointment as the Company’s President and Chief Executive Officer, Mr. Lamothe will receive a one-time promotional award in the amount of $150,000 payable in cash on the Transition Date.

Effective as of the Transition Date, Mr. White will receive an annual base salary of $275,000 and is not eligible for an annual bonus.

On January 30, 2026, the Board approved certain modifications to the Company’s Amended and Restated Senior Management Severance Plan (the “Severance Plan”) to, among other things, (i) align the Executive Chair severance benefits with the Chief Executive Officer level benefits in the Severance Plan and (ii) delete the Executive Vice President level benefits in the Severance Plan. The modifications to the Severance Plan are effective as of the Transition Date.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press Release dated February 3, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APTEVO THERAPEUTICS INC.

Date:	February 3, 2026	By:	/s/ Marvin L. White
Marvin L. White President and Chief Executive Officer